Exhibit 23.3

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Akanda Corp. on Form F-4 of our Report of Independent Registered Public Accounting Firm, dated August 1, 2025, on the statement of financial position of First Towers & Fiber Corp. as of December 31, 2024 and 2023 and the related statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

March 2, 2026

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com